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                                                               Exhibit (a)(1)(D)

Georgeson Shareholder Securities Corporation
17 State Street, 10th Floor
New York, New York 10004

                                 PW EAGLE, INC.

                           Offer To Purchase For Cash
                   Up To 1,111,111 Shares Of Its Common Stock
                   At a Purchase Price Not Greater Than $9.00
                         Nor Less Than $7.50 Per Share


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON MAY 4, 2001, UNLESS THE OFFER IS EXTENDED.


                                                                   April 3, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   PW Eagle, Inc., a Minnesota corporation ("PW Eagle"), has appointed us to act as the Dealer Manager in connection with its offer to purchase for cash up to 1,111,111 shares of its common stock at prices, net to the seller in cash, without interest thereon, not in excess of $9.00 nor less than $7.50, upon the terms and subject to the conditions set forth in its Offer to Purchase dated April 3, 2001 and in the related Letter of Transmittal (which, as may be amended and supplemented from time to time, together constitute the "Offer").

   Under the "Modified Dutch Auction" procedure, PW Eagle will, upon the terms and subject to the conditions of the Offer, determine a single per share price (not greater than $9.00 nor less than $7.50 per share)(the "Purchase Price"), that it will pay for shares validly tendered and not withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. PW Eagle will select the lowest Purchase Price which will allow it to buy 1,111,111 shares of its Common Stock validly tendered and not withdrawn pursuant to the Offer (or such lesser number of shares as are validly tendered at prices not greater than $9.00 nor less than $7.50). Under this procedure, PW Eagle will pay the Purchase Price for all shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the terms thereof relating to the odd lot and proration terms thereof. See
Section 1 of the Offer to Purchase. PW Eagle reserves the right, in its sole discretion, to purchase more than 1,111,111 shares pursuant to the Offer up to a maximum of 162,190 additional shares. Shares tendered at prices in excess of the Purchase Price and shares not purchased because of proration will be returned as promptly as practicable after the expiration of the Offer. PW Eagle will purchase all of the shares validly tendered by a holder who owns beneficially or of record less than 100 shares, if the holder tenders all of the shares at or below the Purchase Price before the offer expires and completes the section entitled "Odd Lots" in this Letter of Transmittal.

   If, by the expiration date, more than 1,111,111 shares (or such greater number of shares as PW Eagle may elect to purchase) are properly tendered at or below the Purchase Price and not withdrawn, PW Eagle will, upon the terms and subject to the conditions of the Offer, accept shares for purchase first from Odd Lot Holders who properly tender all of their shares at or below the Purchase Price and then on a pro rata basis from all other shareholders whose shares are properly tendered at or below the Purchase Price and not withdrawn.

   THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.
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   For your information and for forwarding to your clients for whom you hold
Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.  Offer to Purchase dated April 3, 2001;

  2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  3. Letter dated April 3, 2001 from the Chairman of the Board, to shareholders of PW Eagle;

  4. Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-
      9);

  5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis; and

  6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  7.  Example of Dutch Auction Process

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MAY 4, 2001, UNLESS THE OFFER IS EXTENDED.

   No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager, the Information Agent and the Depositary, as described in the Offer to Purchase. PW Eagle will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. PW Eagle will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in the Letter of Transmittal.

   In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) including any required signature guarantees and any other required documents should be sent to the Depositary with either a certificate or certificates representing the tendered Shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

   Holders of Shares whose certificate(s) for such Shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the Depositary; or complete the procedures for book-entry transfer prior to the Expiration Date must tender their Shares according to the procedure for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

   Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder Securities Corporation or to the Georgeson Shareholder Communications Inc., at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

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   Additional copies of the enclosed material may be obtained from Georgeson
Shareholder Communications Inc.: (800) 223-2064.

                                          Very truly yours,

                                          Georgeson Shareholder Securities
                                           Corporation

Enclosures


 NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF PW EAGLE, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.



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